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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

               ATMEL CORPORATION ANNOUNCES OFFERING OF CONVERTIBLE
                               SUBORDINATED NOTES

         SAN JOSE, Calif.--(BUSINESS WIRE)--May 17, 2001--Atmel Corporation (Nasdaq:ATML - news) today announced that it intends, subject to market and other conditions, to raise approximately $200 million (excluding proceeds of the over-allotment option, if any) through an offering of zero coupon convertible subordinated notes to qualified institutional investors. The company stated that it expects to use the net proceeds of the offering for general corporate purposes as well as capital expenditures, such as equipment for .13 micron and copper manufacturing processes. No other details were provided.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

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Contact:

     Atmel Corporation, San Jose
     Donald Colvin, 408/436-4360